Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Brinker International, Inc.:

We consent to the use of our reports dated August 25, 2014 with respect to the consolidated balance sheets of Brinker International, Inc. and subsidiaries as of June 25, 2014 and June 26, 2013, and the related consolidated statements of comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 25, 2014, and the effectiveness of internal control over financial reporting as of June 25, 2014, incorporated by reference herein.

/s/ KPMG LLP

Dallas, Texas

February 6, 2015